First mailed on April 17, 2001


April 17, 2001



Large Shareholder



Dear Large Shareholder:

Would you vote to reelect the CEO to the Board of Directors of one of your portfolio companies if that company had consistently generated strong earnings performance? What if that company had been the best performing stock on the NYSE last year? If so, then you should DISREGARD the recommendation of Institutional Shareholder Services, a Thompson Financial company, in connection with the election of directors contained in the current proxy solicitation of RehabCare Group, Inc.

Since becoming CEO and a director in June of 1998, I have led RehabCare through a very turbulent time in the healthcare industry, while posting compounded annual growth in fully diluted earnings per share at a rate in excess of 25 percent. During this time our balance sheet has improved dramatically as well, with a current ratio that has increased to 2.1 from 1.7, working capital that has increased to $64 million from $13 million, and stockholders' equity that has grown to $118 million from $40 million. Also during this period, our share price has increased over 200 percent.

My reward for these accomplishments is the recommendation from ISS that I be voted off the Board of Directors due solely to my role as a member of the nominating committee of the board. I hope that you, as I do, feel that their recommendation is ill-conceived, and that you will not only vote IN FAVOR of retaining me as a member of the board of RehabCare Group, but that you will also recommend that your firm consider using an alternate proxy advisory service, one that will take more into perspective than ISS has done in formulating their recommendation. ISS has provided no empirical evidence to demonstrate that the CEO as the minority insider member of a nominating committee is detrimental to shareholders. I think you would agree RehabCare has demonstrated that my role on the committee has not impaired in any way our ability to continue to deliver shareholder value at an exceptional rate.

Thank you for your consideration.

                                                     Best regards,


                                                     By /s/    Alan C. Henderson
                                                     ---------------------------
                                                               Alan C. Henderson
                                                                   President and
                                                         Chief Executive Officer


cc:   Institutional Shareholder Services, Thompson Financial Group